Exhibit 99.1

WPT Enterprises, Inc. Reports First Quarter 2008 Financial Results

LOS ANGELES, May 6, 2008 – WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the first quarter ended March 30, 2008. Business highlights for the quarter included the delivery of seven episodes of Season VI of the World Poker Tour® (WPT) television series; the premiere of Season VI on the GSN Network; continued progress in the development of the WPT China National Traktor Poker Tour™; the launch of ClubWPT.com; and the amendment of our agreement with Cryptologic Inc. to provide for the launch of a full suite of online casino games and the development of Spanish and German language online gaming sites, which are expected to go live by June 2008.

Financial Results. Revenues increased 10% in the first quarter of 2008 to $5.0 million, compared to $4.5 million in the same period in 2007.  The increase in revenue in the first quarter of 2008 was primarily due to an approximate $0.9 million increase in hosting and sponsorship revenues, primarily driven by international television sponsorship revenues that did not exist in the prior year period.

Domestic television license revenues were $2.1 million in the first quarter of 2008, compared to $2.4 million in the first quarter of 2007.  The decrease was due to lower per episode license fees under the GSN contract, as compared to the Travel Channel agreement. International television licensing revenues increased 69% to $0.8 million compared to $0.5 million in the prior year with the increase due to lower than expected third party distribution costs (as international television revenues are recognized net of the distributor’s costs). Product licensing revenues decreased to $0.7 million in the first quarter of 2008 compared to $0.9 million in the first quarter of 2007. Online gaming revenues were $0.2 million in 2008 compared to $0.6 million in 2007 reflecting lower levels of player activity on our site on the Cryptologic network in the 2008 period versus the site operated by WagerWorks in the 2007 period.

Cost of revenues increased to $2.7 million in the first quarter of 2008 from $2.2 million in the first quarter of 2007.  The increase was primarily a result of the delivery of seven episodes of Season VI in the current period versus the delivery of five episodes of Season V in the prior year period.  Overall gross margins were 46% in the first quarter of 2008 compared to 52% in the first quarter of 2007.  Domestic television licensing margins were 6% in the first quarter of 2008 compared to 37% in the same period in 2007.  This decrease was principally because of the lower fees per episode under the

GSN contract.  The lower domestic television margins in the 2008 period were partially offset by increased margin contribution from international television and sponsorship.

Selling, general and administrative expenses increased to $5.5 million in the first quarter of 2008, compared to $5.3 million in the first quarter of 2007.  Higher costs associated with the implementation of the Company’s sales and marketing plans for its online gaming, WPT China and ClubWPT.com businesses were partially offset by a reduction in general and administrative expenses resulting from reduced headcount expenses Company-wide.

The Company reported a net loss for the quarter of $2.8 million, or $0.14 per fully-diluted share, compared to a net loss of $2.3 million, or $0.11 per fully-diluted share, in the 2007 period.

At March 30, 2008, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $26.9 million, which included $11.3 million of auction rate securities (ARS). Historically, these types of ARS investments have been liquid with interest rates resetting every 7 to 35 days by an auction process.  As a result of the recent liquidity issues experienced in the global credit and capital markets, since February 2008, auctions for ARS investments held by the Company have failed.  The ARS continue to pay interest in accordance with the terms of the underlying security; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. The Company holds ARS with underlying collateral of student loans that had AAA or Aaa ratings at the time of purchase and maintain these ratings through the date of this release.  The majority of these ARS are guaranteed under the Federal Family Education Loan Program (FFELP).

During the quarter, the Company determined that there had been a temporary unrealized loss of a portion of its ARS portfolio and wrote down $1.1 million of the value of its ARS.  The Company will continue to monitor the credit quality of these investments. The Company does not believe that the lack of liquidity relating to ARS will have an impact on its ability to fund its operations during the next twelve months.

“Our first quarter results reflect the delivery of seven Season VI episodes, increased international television and sponsorship revenues, and moderate progress in our online gaming and ClubWPT.com businesses,” said Steve Lipscomb, President and CEO of WPT Enterprises.  “The Company is focused on capitalizing on our three primary growth initiatives: real-money online gaming, ClubWPT.com and WPT China.  We are excited about our prospects in 2008 and are confident in our ability to continue to expand the World Poker Tour brand, both in the domestic and international markets, and execute our strategic plan.”

Second Quarter and 2008 Outlook

For the second quarter of 2008, revenues are expected to be in the range of $5.5– $6.0 million.  The Company also expects:

•                To deliver the remaining eleven episodes of Season VI of the WPT television series in 2008: eight episodes during the second quarter and three episodes during the third quarter.

•                Lower gross margins for domestic television on a year-over-year basis as a result of the terms of the agreement with GSN.

•                To recognize host fee and sponsorship revenues as WPT domestic episodes are aired during the second and third quarters of 2008.

•                To launch Season II of the WPT China National Traktor Poker Tour and begin to recognize revenue from China-related activities by the fourth quarter of 2008.

Regarding expenses, depending on the success of current marketing initiatives, the Company expects higher sales and marketing costs associated with its online gaming, ClubWPT.com and WPT China businesses.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (May 6, 2008) at 1:30 p.m., Pacific Time (USA).

To participate in the conference call, investors should dial 800-762-8795 ten minutes prior to the scheduled start time. International callers should dial 480-248-5085. If you are unable to participate in the live call, a replay will be available beginning Tuesday, May 6, 2008 at 7:30 p.m. ET, through Tuesday, May 13, 2008 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3875588.

The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs Monday nights at 9pm ET/PT on GSN in the United States, and has been licensed for broadcast globally. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories. WPTE also has operations in mainland China, pursuant to an agreement with the China Leisure Sports Administrative Center where WPTE is developing and marketing the WPT China National Traktor Poker Tour. In January 2008, the company launched ClubWPT.com, an innovative subscription-based online poker club targeted at the estimated 60 million poker players in the United States and currently offered in 38 States. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on GSN as a source of revenue, and the risk that GSN will not exercise its options to air the WPT series beyond Season VI; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of Cryptologic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer
323-330-9900
sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum
ICR, Inc.
310-954-1100
agreenebaum@icrinc.com

Financial Tables to follow

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

	March 30, 2008	December 30, 2007
	(unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,027	$3,852
Investments in marketable securities	8,511	22,971
Accounts receivable, net of allowances of $18	1,805	2,758
Deferred television costs	1,830	2,198
Other	989	830
	18,162	32,609

Investments in marketable securities	13,386	4,200
Property and equipment, net	1,622	1,462
Investment in unconsolidated investee	2,923	2,923
Other	503	503
	$36,596	$41,697

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$847	$736
Accrued payroll and related	466	988
Other accrued expenses	1,103	1,308
Deferred revenue	1,984	2,870
	4,400	5,902

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,492 shares issued and outstanding	20	20
Additional paid-in capital	44,147	43,833
Deficit	(10,900)	(8,072)
Accumulated other comprehensive earnings (loss)	(1,071)	14
	32,196	35,795
	$36,596	$41,697

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Loss

(unaudited)

	Three months ended
	March 30, 2008	April 1, 2007
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$2,100	$2,402
International television	770	455
Product licensing	687	879
	3,557	3,736

Online gaming	240	550
Event hosting and sponsorship fees	1,057	125
Other	108	80
	4,962	4,491

Cost of revenues	2,670	2,152

Gross profit	2,292	2,339

Selling, general and administrative expense	5,484	5,267

Loss from operations	(3,192)	(2,928)

Other income:
Gain on sale of investment	11	—
Interest	353	663

Loss before income taxes	(2,828)	(2,265)

Income taxes	—	(14)

Net loss	(2,828)	(2,279)

Net loss per common share - basic and diluted	$(0.14)	$(0.11)

Weighted-average common shares outstanding - basic and diluted	20,603	20,603